Exhibit 99.1

AIRNET COMMUNICATIONS COMPLETES FINANCING WITH LAURUS FUNDS

Melbourne, FL, November 8, 2005 - AirNet Communications Corporation (NASDAQ: ANCC), the technology leader in broadband software defined base station products for wireless communications, announced today the closing of a $7.0 million convertible secured financing facility with Laurus Master Fund Ltd. (“Laurus Funds”), a New York-based institutional equity fund that specializes in making direct investments in growth-stage public companies. Under the facility, up to $7.0 million can be outstanding at any one time as a revolving line of credit based on eligible accounts receivable and inventory. Laurus Funds will initially advance AirNet Communications $6 million.

The first $4.0 million of the initial advance is convertible into equity at a conversion price of approximately $1.33 per share. The remainder is convertible into equity at a conversion price of approximately $3.79. In addition, AirNet Communications granted Laurus Funds a warrant to purchase up to 964,187 shares of common stock at an exercise price of approximately $1.45 per share. AirNet also granted SCP Private Equity Partners II, L.P., an existing investor and a diversified private equity investment firm with over $800 million under management that is focused on making mid and late stage venture investments in rapidly growing technology companies, a warrant to purchase up to 100,000 shares of AirNet’s common stock at an exercise price of $1.35 per share.

After payment of expenses, the first $2.0 million in proceeds will be used to retire existing debt held by TECORE, Inc., an existing investor and a related party, at par value. The TECORE debt accrues deferred interest at the rate of 12% per annum. The balance of proceeds received under the line of credit will be utilized for working capital.

AirNet’s financing facility with Laurus Funds consists of a secured minimum borrowing note and a secured revolving note which allows for maximum borrowings at any one time of up to $7.0 million based on a certain percentage of eligible accounts receivable and inventory at an interest rate of the greater of 6% or prime plus 2% per annum, subject to certain incremental interest rate reductions based upon increases in the company’s stock price. Amounts that are prepaid or converted into equity may, depending on availability under the borrowing formula, be borrowed again by AirNet. Amounts outstanding in excess of the borrowing formula amount must be immediately repaid by AirNet and will bear interest at a rate of 1.5% per month until paid, except that Laurus Funds has agreed to make a loan in excess of the formula amount and

AirNet Communications    |    3950 Dow Road - Melbourne, FL USA 32934    |    +1 321-984-1990    |    www.airnetcom.com

to waive this provision until April 30, 2006. The financing facility has a term of three years ending on November 8, 2008. The company is subject to certain reporting covenants such as the timely filing of financial reports with the Securities and Exchange Commission, monthly financial reporting deadlines and collateral reporting.

The securities sold in this private placement have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. However, AirNet has agreed to file a registration statement within 30 days for the resale of the shares of the common stock underlying the first $4 million of the initial advance, in addition to all shares of common stock underlying the warrant issued to Laurus Funds. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

About AirNet

AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost-effectively and simultaneously offer high-speed wireless data and voice services to mobile subscribers. AirNet’s patented broadband, software-defined AdaptaCell® SuperCapacity™ adaptive array base station solution provides a high-capacity base station with a software upgrade path to high-speed data, utilizing ArrayComm, Inc.’s IntelliCell™ adaptive array algorithms. The Company’s RapidCell™ base station provides government communications users with up to 96 voice and data channels in a compact, rapidly deployable design capable of processing multiple GSM protocols simultaneously. The Company’s AirSite® Backhaul Free™ base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. AirNet has 68 patents issued or filed and has received the coveted World Award for Best Technical Innovation from the GSM Association, representing over 400 operators around the world. More information about AirNet may be obtained by visiting the AirNet Web site at www.airnetcom.com.

For More Information:

AirNet	Contact:

Stuart Dawley

Investor Relations Officer

+1 321-953-6780

sdawley@airnetcom.com

AirNet Communications    |    3950 Dow Road- Melbourne, FL USA 32934    |    +1 321-984-1990    |    www.airnetcom.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward looking statements include statements regarding the negotiation or conclusion of a financing transaction, the financial effects of a corporate restructuring, the transition and evolution to next generation products, and other statements relating to the company’s outlook. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause our actual results to differ materially from those projected. Potential risks and uncertainties include, but are not limited to, risks or uncertainties arising out of and relating to the fact that our accountants have expressed doubt about our ability to continue as a going concern, including our expectation of further losses and potential future needs for financing and access to borrowing, the risk that AirNet’s products and technologies may not be accepted by the market and particularly the large operator GSM market or the Government Communications market, the risk that the Laurus Facility may be inadequate to fund our future requirements or that cash flow will be adequate to make any required payments, and risks relating to the pace of technological change and intense competition. These and other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004 and subsequent quarterly reports.

The stylized AirNet mark®, AirNet®, AdaptaCell®, and AirSite® are registered trademarks with the U.S. Patent and Trademark Office. Super Capacity™, RapidCell™, iBSS™ and Backhaul Free™, are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.

AirNet Communications    |    3950 Dow Road- Melbourne, FL USA 32934    |    +1 321-984-1990    |    www.airnetcom.com